PORTIONS OF THIS DOCUMENT INDICATED BY AN [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT OF SUCH INFORMATION.

                                                                EXHIBIT 10.14


                       Amendment No. 4 to Supply Agreement

This Amendment No. 4 to Supply Agreement (the "Amendment") is made and entered into effective March 30, 2004, by and between Kyocera Wireless Corp., a Delaware corporation ("Kyocera") and Brightstar Corporation, a Delaware ("Purchaser"), with respect to the following facts:

                                    RECITALS

A. Kyocera and Purchaser previously entered into that certain Supply Agreement dated September 1,2000, as amended (the "Agreement").

B. By this Amendment, Kyocera and Purchaser desire to amend the Agreement as hereinafter set forth.

                                    AGREEMENT

      NOW, THEREFORE, for and in consideration of the promises set forth herein, Kyocera and Purchaser agree as follows:

1.    The following is hereby added as Section 20 of the Agreement:

      "20. FIELD REPLACEMENT UNITS. Kyocera shall offer Purchaser a quantity of handsets for the Purchaser to use to provide its end user customers with an over-the-counter exchange of Subscriber Units which fail to conform to the warranty stated in Appendix 1 ("FRU"). Subject to the procedures set forth in this Section, Kyocera shall furnish to Purchaser the FRU in an amount equal to approximately [***] of the number of subscriber units purchased and paid for by Purchaser under this Agreement that remain under warranty. Upon Kyocera's request, Purchaser agrees to issue a "blanket" no cost P.O. covering the supply of the FRU offered by Kyocera. Purchaser shall be obligated to pay all applicable shipping, freight, and insurance charges and all customs duties or fees, if any, associated with shipping or delivering the FRU. If Purchaser elects not to pay all associated shipping, freight, and insurance charges and customs duties or fees associated with shipping or delivering the FRU, Kyocera shall not be responsible to provide FRU to Purchaser. However, if said duties and fees associated with shipping or delivering the FRU are paid by Purchaser, Kyocera shall deliver the FRU for each particular subscriber unit model in increments of ten (10) FRU for each one thousand (1,000) units of that particular subscriber unit model purchased and paid for by Purchaser under this Agreement. Kyocera shall be under no obligation to supply any FRU relative to quantities of less than 1,000 units of a particular subscriber unit model purchased by Purchaser. Delivery of the FRU shall begin within one month after Purchaser purchases and pays for no less than 1,000 units of a particular subscriber unit model under this Agreement. Thereafter, on a quarterly basis during the term of this Agreement, Kyocera shall furnish Purchaser with additional FRU so that Purchaser has in the aggregate received an amount of FRU equal to approximately [***] of the total of all subscriber units purchased under this Agreement that remain under warranty."

Kyocera Confidential/Proprietary       1

2. Except as modified by this Amendment, the Agreement shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

KYOCERA WIRELESS CORP.                         BRIGHTSTAR CORPORATION

By: /s/ Tsuyoshi Mano                          By: /s/ Marcelo Claure
   -------------------------                      -------------------------
Name: Tsuyoshi Mano                            Name:     Marcelo Claure
Title: President                               Title:        CEO


Kyocera Confidential/Proprietary       2